Exhibit 99.1

Corporate Office
6625 West 78th Street
Suite 300
Minneapolis, MN 55439
Phone: 952-893-3200
Fax: 952-893-0704
www.uhs.com

CONTACT:	Gary Blackford;
Chairman and Chief Executive Officer
Universal Hospital Services, Inc.
(952) 893-3261

UNIVERSAL HOSPITAL SERVICES, INC. ANNOUNCES RETIREMENT OF CHIEF FINANCIAL OFFICER REX CLEVENGER

Minneapolis, Minn. —(BUSINESS WIRE)— October 5, 2012 — Universal Hospital Services, Inc. (“UHS”), a leading provider of medical equipment management and service solutions, today announced that Rex Clevenger, Executive Vice President and Chief Financial Officer, will retire from UHS on March 31, 2013 after eight years with the company and over 30 years in financial operations and capital management.

“UHS has been a dream come true to be part of a team that has grown and meaningfully diversified our business in the face of challenging economic times,” said Clevenger. “I’m proud of the accomplishments that we have achieved, and I believe the company is on a very stable path to continue their growth and positive impact in health care in the years ahead.”

Mr. Clevenger’s departure date has been set for March 31, 2013 to ensure a smooth transition of financial leadership at UHS. The company has engaged an executive search firm to assist in a national search for the replacement of this key leadership position.

Gary Blackford, Chairman and Chief Executive Officer, noted, “Rex has been instrumental in the substantial growth of UHS over the last eight years, doubling revenues, EBITDA and employees over his tenure. Rex and his team have put us in a great financial position to continue to grow and move toward our goal of becoming the global leader in health care solutions. On behalf of the entire company, I want to thank Rex for his leadership, dedication and commitment.  We wish him all the best in his retirement.”

About Universal Hospital Services, Inc.

Universal Hospital Services, Inc. is a leading nationwide provider of medical equipment management and service solutions to the health care industry. UHS manages more than 670,000 pieces of medical equipment for over 8,725 clients in all 50 states. For more than 70 years, UHS has delivered management and service solutions that help clients reduce costs, increase operating efficiencies, improve caregiver satisfaction and support optimal patient outcomes.

Universal Hospital Services, Inc.

6625 West 78th Street, Suite 300

Minneapolis, MN 55439

952-893-3200

www.uhs.com